Exhibit 4.1

AMENDED AND RESTATED PROMISSORY NOTE

$2,500,000.00	Kennebunk, Maine
June 26, 2015

This Amended and Restated Promissory Note (this “Note”) is issued by KBS BUILDERS, INC., a Delaware corporation (the “Debtor”), to MODULAR FUN I, INC. (f/k/a KBS BUILDING SYSTEMS, INC.), a Maine limited corporation based in South Paris, Maine (the “Holder”).

RECITALS:

A. The Debtor and the Holder have agreed to modify certain provisions contained in that certain Promissory Note dated April 2, 2014, issued by the Debtor to the Holder in the principal amount of $5,500,000.00 (the “Original Note”) as set forth herein, in accordance with the terms of an Agreement, dated the date hereof, by and among ATRM Holdings, Inc. (f/k/a Aetrium Incorporated) (“ATRM”), Debtor, Holder, Modular Fun III, LLC (f/k/a Maine Modular Haulers, LLC), Modular Fun II, LLC (f/k/a All-Set, LLC (d/b/a KBS Homes)), Paris Holdings, LLC, and Robert H. Farnham, Jr.

B. This Note amends, restates and replaces in its entirety, and is given in substitution for, the Original Note.

FOR VALUE RECEIVED, the Debtor promises to pay to the order of the Holder the sum of TWO MILLION FIVE HUNDRED THOUSAND and 00/100 DOLLARS and 00/100 ($2,500,000.00), in lawful money of The United States of America. Interest on the unpaid principal amount hereof shall accrue at a rate of Ten Percent (10.00%) per annum for any period during which the Debtor is in Default (as defined below). This Note may be prepaid, in whole or from time to time in part, at any time, without premium or penalty.

All payments shall be delivered to the address at the end of this Note or other location directed by the Holder including electronic and/or automatic bank account payment.

$100,000.00 principal amount of this Note shall be due and payable on the first business day of each month for the 25 months beginning July 1, 2015; provided, however, if any principal amount of this Note shall have been prepaid, the amount of scheduled principal payments hereunder shall be reduced correspondingly to reflect such prepayment, beginning with the last scheduled principal payment hereunder. No provision of this Note shall alter or impair the obligations of the Debtor, which are absolute and unconditional, to pay the principal of this Note at the place, and times, and in the currency, herein prescribed.

The occurrence of any of the following events shall constitute a default hereunder (each, a “Default”, which may be cured by Debtor and upon such cure a Default shall no longer be deemed to exist): (a) default in the payment of any sums due hereunder when due and such failure continues for a period of five (5) business days; (b) default in the performance of any other terms of this Note (other than such failure described subsection (a) above), which failure shall continue uncured for twenty (20) calendar days after notice thereof to the Debtor; (c) the death, dissolution or termination of existence of the Debtor; (d) the insolvency or the execution of an assignment for the benefit of creditors, or the appointment of a receiver of any property of the Debtor, which shall continue undismissed, unbounded or undischarged for sixty (60) days; or (e) the filing by or against the Debtor of a petition under the Federal Bankruptcy Code or the insolvency laws of any state or any law intended for the relief of debtors not released within sixty (60) days.

Upon the occurrence of any Default, this Note shall, at the option of the Holder, become immediately due and payable in full, including all accrued and unpaid interest. Except as specifically set forth above, the Holder is not under any obligation to provide notice of Default or a cure period.

In the event of any Default, if this Note is turned over to an attorney for collection, the Debtor agrees to pay all reasonable costs of collection, including reasonable attorney’s fees and expenses and all out-of-pocket expenses incurred by the Debtor in connection with such collection efforts.

This Note shall be the obligation of the Debtor and all other principals, endorsers, guarantors, insureds, and shall be binding upon them, their personal representatives, heirs, successors and assigns.

The Debtor and all other principals, endorsers, guarantors and insureds hereby waive presentment, demand, notice, and protest, except for those notices expressly provided for herein.

If any portion of this Note shall be found invalid or unenforceable, then it shall not thereby affect the validity or enforceability of the remainder hereof. A waiver of any Default shall not constitute a waiver of any subsequent Default or Defaults.

If any payment hereunder shall be deemed by final order of a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance, then the obligation of the Debtor shall survive as an obligation due hereunder and shall not be discharged by said payment, notwithstanding the return by Holder to Debtor or any other party of the original of this Note.

Under no circumstances shall the liability of Holder to the Debtor exceed the amount of funds advanced pursuant hereto and there is no obligation to advance any further funds.

This Note is being executed and delivered in Maine and shall be governed by and construed in accordance with the laws of the State of Maine, to the maximum extent the parties may so lawfully agree. The Debtor hereby submits to the jurisdiction of any state or federal court located within the State of Maine.

IT IS MUTUALLY AGREED BY HOLDER AND THE DEBTOR THAT HOLDER AND THE DEBTOR SHALL AND HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, COUNTERCLAIM, OBJECTION TO CLAIM IN A BANKRUPTCY CASE, OR OTHER LITIGATION OF ANY TYPE BROUGHT BY HOLDER OR THE DEBTOR AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF, RELATED TO, OR IN ANY WAY CONNECTED WITH THIS NOTE AND/OR THE TRANSACTIONS OR DOCUMENTS CONTEMPLATED HEREBY. Without in any way limiting the scope or effect of the foregoing waiver of the jury trial right, Holder and the Debtor specifically agree that such waiver shall be effective in any action arising out of or related to: (A) any alleged oral promise or commitment by Holder; (B) any alleged modification or amendment of this Note and/or the transactions or documents contemplated hereby, whether in writing, oral, or by alleged conduct; (C) any enforcement of this Note and/or the transactions or documents contemplated hereby; and (D) any repossession, taking of possession, or disposition of collateral securing the indebtedness evidenced by this Note and/or the transactions or documents contemplated hereby. Without in any way limiting the foregoing, Holder and the Debtor further agree that their respective rights to a trial by jury are waived by operation of this paragraph as to any action, counterclaim, or other proceeding which seeks, in whole or in part, to challenge the validity or enforceability of this Note and/or the transactions or documents contemplated hereby or any provision thereof. Holder shall be bound by this paragraph upon its acceptance of this Note.

The obligation evidenced by this Note and all payments required hereunder, is absolute and shall not be subject to any rights of offset whatsoever in nature arising from or related to the sale of certain business assets by the Holder to the Debtor under that certain Asset Purchase Agreement, dated April 2, 2014, by and among ATRM, Debtor, Holder, (Modular Fun III, LLC) (f/k/a Maine Modular Haulers, LLC), Modular Fun II, LLC (f/k/a All-Set, LLC (d/b/a KBS Homes)), Paris Holdings, LLC, and Robert H. Farnham, Jr. (the “Purchase Agreement”). The obligation evidenced by this Note is guaranteed by ATRM as set forth in the Purchase Agreement. The Debtor warrants and represents that execution and delivery of this Note has been duly authorized by all necessary votes and/or approvals, and that this Note evidences a loan for business and commercial purposes.

(Signatures on Next Page)

KBS BUILDERS, INC.

		By:	/s/ Daniel M. Koch
		Name:	Daniel M. Koch
		Title:	President and CEO

ACKNOWLEDGED AND AGREED:

MODULAR FUN I, INC.
(f/k/a KBS BUILDING SYSTEMS, INC.)

By:	/s/ Robert Farnham
Name:	Robert Farnham
Title:	President

Address for payments:

Modular Fun I, Inc.

c/o Bergen & Parkinson, LLC

62 Portland Road, Suite 25

Kennebunk, ME 04043

Attn: Scott M. Edmunds